EXHIBIT 99.1

News Release

EMBARGO —

FOR RELEASE WITH PHOTO AT 6:55 A.M. EST

New Century Financial Corporation 18400 Von Karman, Suite 1000 Irvine, CA 92612	Contact:	Carrie Marrelli, VP Investor Relations (949) 224-5745, cmarrell@ncen.com Layna Browdy, VP, Public Relations (949) 862-7751, lbrowdy@ncen.com

TOP MORTGAGE BANKING AND FINANCIAL EXECUTIVES JOIN
NEW CENTURY BOARD OF DIRECTORS

Popejoy and Lange Expand Board to Nine Members

IRVINE, CA, November 12, 2002 – New Century Financial Corporation (NASDAQ: NCEN) today announced that two mortgage banking and financial executives, William J. Popejoy (64) and Donald E. Lange (57), have been appointed to the company’s board of directors, increasing the size of the board to nine members while continuing with the seven previously serving directors. Popejoy and Lange have distinguished careers in the fields of mortgage banking, savings and loan, executive management and government.

“I am extremely pleased that Bill Popejoy and Don Lange have agreed to join our board bringing decades of mortgage banking experience to New Century,” said Robert K. Cole, chairman and CEO. “Both gentlemen have demonstrated exceptional leadership skills throughout their distinguished careers and complement our board with extensive management and prior director experience. In light of the increased duties and responsibilities mandated by the Sarbanes-Oxley Act for all public companies, Bill and Don will assist our directors in the fulfillment of the new regulatory requirements,” added Cole.

Popejoy currently is CEO of Pacific Capital Investors and serves as a trustee of PIMCO Funds that manage $200 billion in assets. His mortgage banking and financial services expertise evolved from his experience as president and CEO of several publicly traded companies including Freddie Mac; chairman and CEO of American Savings and its parent, Financial Corporation of America and CEO of both Far West Savings and Financial Federation. Also, he has served California citizens as CEO of the State Lottery and as CEO of Orange County during its bankruptcy period in the mid-1990s. In addition, he served as Chairman of the California League of Savings Institutions.

Lange, a Certified Mortgage Banker (CMB), currently is president and CEO of Pacific Financial Services, a mortgage banking and specialty finance company. Lange served as president of the Mortgage Bankers Association of America (MBA) during 1999. He served the Weyerhaeuser Company for 28 years as president and CEO of several subsidiaries including Financial Services, Mortgage Company, Real Estate Venture Company and Republic Federal Savings. Additionally, he was CEO of OptiFI, Inc., a firm specializing in prepayment analytics that was a joint venture of Fair Issac Company and Marketswitch. He currently serves on the MBA Commercial Board of Governors. Formerly, he was a member of the MBA Board of Governors from 1996 through 2001 and the boards of the Mortgage Electronic Registration System (MERS) and Pacific Gulf Properties.

Popejoy said, “I’ve been following New Century’s progress for a while, and I’ve been quite impressed with the company’s financial strength; record earnings results; seasoned and high quality management team and strategic vision. I’m delighted to be associated with this company and its executive team which is focused on increasing shareholder value and leading this corporate culture with skill, passion, strong ethical values and a commitment to the community.”

“Being personally involved in most facets of mortgage banking during my business career, I have respect and admiration for management teams that have the capability to maintain sustained profitability and competitive edge in the specialty finance business. New Century exhibits a unique balance of management talent and financial resources to advance its position as an industry leader. I look forward to assisting the management team in enhancing shareholder value with sustained growth and profitability strategies,” said Lange.

New Century Financial Corporation is a leading nationwide specialty mortgage banking company that, through its subsidiaries, originates, purchases, sells and services residential mortgage loans secured primarily by first mortgages on single-family residences. At September 30, 2002, New Century originated loans through 69 retail sales offices operating in 26 states and 20 wholesale sales offices, including 10 regional processing centers, operating in 16 states and employed 2,271 Associates.

SOURCE: New Century Financial Corporation

/Contact: Carrie Marrelli, VP, Investor Relations, +1-949-224-5745,
cmarrell@ncen.com, or Layna Browdy, VP, Public Relations, +1-949-862-7751,
lbrowdy@ncen.com, both of New Century Financial Corporation/